UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

SCHEDULE 13G/A

Under the Securities Exchange Act of 1934

(Amendment No. 2)*

COVIA HOLDINGS CORPORATION

(Name of Issuer)
Common Stock, par value $0.01 per share

(Title of Class of Securities)
22305A103

(CUSIP Number)

December 31, 2019
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☒ Rule 13d-1(b)

☐ Rule 13d-1(c)

☐ Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 22305A103	SCHEDULE 13G/A	Page 2 of 10 Pages

1		NAME OF REPORTING PERSONS SailingStone Capital Partners LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware, USA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 4,714,664
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 4,714,664
	8	SHARED DISPOSITIVE POWER 0
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,714,664
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 3.58%
12		TYPE OF REPORTING PERSON IA

CUSIP No. 22305A103	SCHEDULE 13G/A	Page 3 of 10 Pages

1		NAME OF REPORTING PERSONS SailingStone Holdings LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware, USA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 4,714,664
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 4,714,664
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,714,664
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 3.58%
12		TYPE OF REPORTING PERSON HC, CO

CUSIP No. 22305A103	SCHEDULE 13G/A	Page 4 of 10 Pages

1		NAME OF REPORTING PERSONS MacKenzie B. Davis
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 4,714,664
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 4,714,664
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,714,664
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 3.58%
12		TYPE OF REPORTING PERSON HC, IN

CUSIP No. 22305A103	SCHEDULE 13G/A	Page 5 of 10 Pages

1		NAME OF REPORTING PERSONS Kenneth L. Settles Jr.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 4,714,664
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 4,714,664
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,714,664
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 3.58%
12		TYPE OF REPORTING PERSON HC, IN

CUSIP No. 22305A103	SCHEDULE 13G/A	Page 6 of 10 Pages

Item 1.	(a) Name of Issuer

Covia Holdings Corporation (the "Company")

(b) Address of Issuer’s Principal Executive Offices

3 Summit Park Drive, Suite 700

Independence, Ohio 44131

Item 2.	(a) Name of Person Filing
(b) Address of Principal Business Office, or, if none, Residence
(c) Citizenship

SailingStone Capital Partners LLC (“SailingStone”)

One California Street, 30th Floor

San Francisco, CA 94111

Citizenship: Delaware

SailingStone Holdings LLC (“SailingStone Holdings”)

One California Street, 30th Floor

San Francisco, CA 94111

Citizenship: Delaware

MacKenzie B. Davis (“Davis”)

One California Street, 30th Floor

San Francisco, CA 94111

Citizenship: United States

Kenneth L. Settles Jr. (“Settles”)

One California Street, 30th Floor

San Francisco, CA 94111

Citizenship: United States

(d) Title of Class of Securities

Common Stock, par value $0.01 per share (the "Common Stock")

(e) CUSIP No.:

 22305A103

CUSIP No. 22305A103	SCHEDULE 13G/A	Page 7 of 10 Pages

Item 3. If this statement is filed pursuant to §§240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

(a)	☐	Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o);

(b)	☐	Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c);

(c)	☐	Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c);

(d)	☐	Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8);

(e)	☒	An investment adviser in accordance with §240.13d-1(b)(1)(ii)(E);

(f)	☐	An employee benefit plan or endowment fund in accordance with §240.13d-1(b)(1)(ii)(F);

(g)	☒	A parent holding company or control person in accordance with §240.13d-1(b)(1)(ii)(G);

(h)	☐	A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

(i)	☐	A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

(j)	☐	A non-U.S. institution in accordance with §240.13d-1(b)(1)(ii)(J);

(k)	☐	A group, in accordance with §240.13d-1(b)(1)(ii)(K). If filing as a non-U.S. institution in accordance with §240.13d-1(b)(1)(ii)(J), please specify the type of institution:

CUSIP No. 22305A103	SCHEDULE 13G/A	Page 8 of 10 Pages

Item 4. Ownership

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

SailingStone

(a) Amount beneficially owned: 4,714,664

(b) Percent of class: 3.58%

(c) Number of shares as to which the person has:

(i) Sole power to vote or to direct the vote: 4,714,664

(ii) Shared power to vote or to direct the vote: 0

(iii) Sole power to dispose or to direct the disposition of: 4,714,664

(iv) Shared power to dispose or to direct the disposition of: 0

SailingStone Holdings, Davis and Settles

(a) Amount beneficially owned: 4,714,664

(b) Percent of class: 3.58%

(c) Number of shares as to which the person has:

(i) Sole power to vote or to direct the vote: 0

(ii) Shared power to vote or to direct the vote: 4,714,664

(iii) Sole power to dispose or to direct the disposition of: 0

(iv) Shared power to dispose or to direct the disposition of: 4,714,664

Item 5. Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than 5 percent of the class of securities, check the following [X].

Item 6. Ownership of More Than Five Percent on Behalf of Another Person

Not Applicable

Item 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company or Control Person

Not Applicable

Item 8. Identification and Classification of Members of the Group

Not Applicable

Item 9. Notice of Dissolution of Group

Not Applicable

Item 10. Certification

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP No. 22305A103	SCHEDULE 13G/A	Page 9 of 10 Pages

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 14, 2020

SailingStone Capital Partners LLC

By:	/s/ Kathlyne Kiaie
	Name:	Kathlyne Kiaie
	Title:	Chief Compliance Officer

SailingStone Holdings LLC

By:	/s/ MacKenzie B. Davis
	Name:	MacKenzie B. Davis
	Title:	Managing Member

MacKenzie B. Davis

By:	/s/ MacKenzie B. Davis
	Name:	MacKenzie B. Davis

Kenneth L. Settles Jr.

By:	/s/ Kenneth L. Settles Jr.
	Name:	Kenneth L. Settles Jr.

CUSIP No. 22305A103	SCHEDULE 13G/A	Page 10 of 10 Pages

Exhibit 1

WHEREAS, in accordance with Rule 13d-1(k)(1) under the Securities and Exchange Act of 1934 (the "Act"), only one joint Statement and any amendments thereto need to be filed whenever one or more persons are required to file such a Statement or any amendments thereto pursuant to Section 13(d) of the Act with respect to the same securities, provided that said persons agree in writing that such Statement or amendments thereto is filed on behalf of each of them;

NOW, THEREFORE, the parties hereto agree as follows: SailingStone Capital Partners LLC, SailingStone Holdings LLC, MacKenzie B. Davis, and Kenneth L. Settles Jr., do hereby agree, in accordance with Rule 13d-1(k)(1) under the Act, to file a Statement on Schedule 13G relating to their ownership of the Common Stock of the Issuer, and do hereby further agree that said Statement on Schedule 13G/A shall be filed on behalf of each of them.

Date:February 14, 2020

SailingStone Capital Partners LLC

By:	/s/ Kathlyne Kiaie
	Name:	Kathlyne Kiaie
	Title:	Chief Compliance Officer

SailingStone Holdings LLC

By:	/s/ MacKenzie B. Davis
	Name:	MacKenzie B. Davis
	Title:	Managing Member

MacKenzie B. Davis

By:	/s/ MacKenzie B. Davis
	Name:	MacKenzie B. Davis

Kenneth L. Settles Jr.

By:	/s/ Kenneth L. Settles Jr.
	Name:	Kenneth L. Settles Jr.